CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 72 to the Registration Statement on Form N-1A of Fidelity Investment Trust: Global Bond Fund, of our report dated February 13, 1997 on the financial statements and financial highlights included in the December 31, 1996 Annual Report to Shareholders of Global Bond Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
February 26, 1997